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December 18, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Green Planet Bioengineering Co. Limited

We have read the statements that we understand Green Planet Bioengineering Co. Limited will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements under made under Item 4.01.

Yours truly,

Schulman Lobel, LLP

Schulman Lobel, LLP